UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ASTEC INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASTEC INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 23, 2010

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Astec Industries, Inc., a Tennessee corporation, will be held at the Company’s offices at 4101 Jerome Avenue, Chattanooga, Tennessee, on April 23, 2010, at 10:00 a.m., Chattanooga time, for the following purposes:

1.
To elect three directors in Class III to serve until the annual meeting of shareholders in 2013 and to elect one director in Class II to serve until the annual meeting of shareholders in 2012, or in the case of each director, until his successor is duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2010.

Only shareholders of record at the close of business on February 16, 2010 are entitled to notice of, and to vote at, the Annual Meeting.  The transfer books will not be closed.  A complete list of shareholders entitled to vote at the Annual Meeting will be available for inspection by shareholders at the Company’s offices from March 11, 2010 through the Annual Meeting.

By Order of the Board of Directors

Stephen C. Anderson
Secretary

Dated:  March 5, 2010

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, YOU MAY VOTE YOUR SHARES VIA A TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET OR YOU MAY SIGN, DATE, AND RETURN THE PROXY APPOINTMENT CARD.  IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

ASTEC INDUSTRIES, INC.
1725 Shepherd Road
Chattanooga, Tennessee 37421
(423) 899-5898

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 23, 2010

The proxy appointment is solicited by and on behalf of the Board of Directors of Astec Industries, Inc. for use at its Annual Meeting of Shareholders to be held on April 23, 2010, at 10:00 a.m. Chattanooga time and at any adjournments thereof.  The Annual Meeting will be held at the Company’s offices at 4101 Jerome Avenue, Chattanooga, Tennessee.

On or about March 9, 2010, the Company began mailing to its shareholders a notice containing instructions for voting and how to access this Proxy Statement and the Company’s 2009 Annual Report online, and the Company began mailing a full set of the proxy materials, including this Proxy Statement, a proxy card or voting instruction form and the Company’s 2009 annual report, to shareholders who had previously requested delivery of a paper copy of the proxy materials. For information on how to vote your shares or request a paper copy of the proxy materials, see the instructions included on the proxy card or voter instruction form and under “Proxies and Voting” on page 3 of this Proxy Statement.  If you request a paper copy of the proxy materials it will be mailed to you within three business days.

Only holders of record of the Company’s Common Stock as of the close of business on February 16, 2010 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting.  As of the Record Date, there were 22,554,133 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.  A shareholder is entitled to one vote for each share of Common Stock held.

QUORUM AND VOTING REQUIREMENTS

A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, either present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the Annual Meeting.  You will be considered part of the quorum if you attend the Annual Meeting in person, vote via a toll-free telephone number, vote via the internet or vote by proxy.  Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the Annual Meeting for purposes of determining a quorum.

The affirmative vote of the holders of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a quorum is present is required for the election of each of the nominees.  Withholding authority to vote with respect to any one or more nominees will not constitute a vote either for or against such nominee(s).

The approval of any other matter at the Annual Meeting, including the ratification of the independent registered public accounting firm, requires that the votes cast in favor of the matter exceed votes cast opposing the matter.  Abstentions and broker non-votes do not count as votes cast, and therefore will not affect the voting result as to any matter, including the election of directors. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary authority to vote on that item and has not received instructions from the owner of the shares.

PROXIES AND VOTING

Shareholders have a choice of voting over the internet, by telephone or by using a traditional proxy card.

•	To vote by internet, go to www.proxyvote.com and follow the instructions. You will need the 12 digit number included on your proxy card or voter instruction form.

•	To vote by telephone, registered shareholders should dial (800) 579-1639 and follow the instructions. You will need the 12 digit number included on your proxy card or voter instruction form.

•
If you received a notice and wish to vote by traditional proxy card, you can request to receive a full set of the proxy materials, including this Proxy Statement, a proxy card or voting instruction form and the Company’s 2009 annual report, at no charge through one of the following methods:

1) by internet: www.proxyvote.com

2) by phone: (800) 579-1639

3) by email: sendmaterial@proxyvote.com (your email should contain the 12 digit number in the subject line).

•
If you choose not to vote by telephone or the internet and request a full set of the proxy materials, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person.

The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number.  These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive.

If you properly sign and return your proxy card or complete your proxy via the telephone or internet (and such proxy is not later revoked), your shares will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees.  In voting by proxy with regard to the proposal to ratify the selection of the independent auditor, you may vote for or against the proposal or abstain from voting.  You should specify your choices when voting by proxy.  If no specific instructions are given with regard to the matters to be voted upon, the shares represented by proxy will be voted “FOR” the election of each of the nominees for director and ”FOR” the ratification of the independent registered public accounting firm.

A shareholder of record who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting by (i) submitting written notice to the Secretary of the Company at the Company’s address shown above, (ii) properly submitting to the Company (by mail, telephone or internet) a duly executed proxy appointment bearing a later date, or (iii) attending the Annual Meeting and voting in person.

PROPOSAL 1: ELECTION OF DIRECTORS
The Board of Directors of the Company is divided into three classes, with the term of office of each class ending in successive years.  The terms of directors of Class III expire with this Annual Meeting.  The directors of Class I and Class II will continue in office until the 2011 and 2012 annual meetings of shareholders, respectively.  At the present time, there are three directors in Class I, two directors in Class II, and three directors in Class III.  The shareholders are being asked to vote for the election of three directors to serve in Class III and one director to serve in Class II to fill the remaining term of the director position currently vacant due to the resignation of Thomas Hill as a director in August 2009.

The persons appointed as proxies will vote the shares represented by the proxy appointment in favor of the election to the Board of Directors of each of the three Class III nominees and the one Class II nominee whose names appear below, unless the authority to vote for any or all of the nominees is withheld or such appointment has previously been revoked.  It is anticipated that management shareholders of the Company will grant authority to vote for the election of all the nominees.  Each Class III director will be elected to hold office until the 2013 annual meeting of shareholders and the Class II director will be elected to hold office until the 2012 annual meeting of shareholders and thereafter until his successor has been duly elected and qualified. In the event that any nominee is unable to serve (which is not anticipated), the persons appointed as proxies will cast votes for the remaining nominees and for such other persons as they may select.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS CHECK “FOR” TO VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Ernst & Young LLP served as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and the services it provided to the Company and its subsidiaries in the fiscal year ending December 31, 2009 are described under “Audit-Related Matters” below.

We are asking our shareholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to our shareholders for ratification as a matter of good corporate practice.

THE BOARD RECOMMENDS THAT SHAREHOLDERS CHECK “FOR” TO VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

CERTAIN INFORMATION CONCERNING NOMINEES AND DIRECTORS

The following section sets forth the names of the nominees and of the Company’s current directors as of the date of the Annual Meeting, their ages, the year in which they were first elected directors, their positions with the Company, their principal occupations and employers for at least the last five years, any other directorships held by them in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940.  For information concerning membership on Committees of the Board of Directors, see “Corporate Governance: Board Committees” below.

Nominees for Director for Terms of Office to Expire in 2013 (Class III):

J. Don Brock, 71, has been President of the Company since its incorporation in 1972 and assumed the additional position of Chairman of the Board in 1975.  He earned his Ph.D. degree in mechanical engineering from the Georgia Institute of Technology.  Dr. Brock also serves as a director and a member of the Audit Committee of The Dixie Group, Inc., a public company in the floor-covering manufacturing business.  Dr. Brock is the father of Benjamin G. Brock, President of Astec, Inc., and Dr. Brock and Thomas R. Campbell, Group Vice President – Mobile Asphalt Paving and Underground, are first cousins.  Dr. Brock has been a Director of the company since 1972.

Dr. Brock brings insight into all aspects of the Company due to his current role as President of the Company and his history with the Company.  Dr. Brock’s leadership, his knowledge of the Company and the various industries in which it operates and his 38 years of experience at the Company have been instrumental in the growth of the Company.

W. Norman Smith, 70, was appointed Group Vice President – Asphalt in December 1998 and also served as the President of Astec, Inc., a subsidiary of the Company, from November 1994 through October 2006.  Previously, he served as the President of Heatec, Inc., a subsidiary of the Company, since 1977.  Mr. Smith has been a Director of the Company since 1982.  Mr. Smith received his B.S. degree in mechanical engineering from the University of Tennessee and is a registered professional engineer.

Mr. Smith, based on his service as President of two of the Company’s subsidiaries for 29 years, his service as Director of the Company for 28 years along with his recent service as Group Vice President of the Company's Asphalt Group provides the Board with invaluable industry experience and knowledge of the Company.

William B. Sansom, 68, has served as the Chairman and Chief Executive Officer of The H.T. Hackney Co., a diversified wholesale food distributor in the southeast and midwest United States, since 1983.  Formerly, Mr. Sansom served as the Tennessee Commissioner of Transportation from 1979 to 1981 and as the Tennessee Commissioner of Finance and Administration from 1981 to 1983.  Mr. Sansom was appointed to the Tennessee Valley Authority board and elected Chairman in March 2006 and has been nominated to serve another term, subject to confirmation.  Mr. Sansom also serves as a director on the boards of First Horizon National Corporation and Mid-American Apartment Communities.  Mr. Sansom also previously served as a director and audit committee member on the board of Martin Marietta Materials, Inc.  Mr. Sansom has been a Director of the Company since 1995.

Mr. Sansom brings over 27 years of experience as a CEO and Chairman of a diversified distribution/manufacturing company.  Having also served in numerous governmental positions for the State of Tennessee, Mr. Sansom offers information and insight into areas of government relations and regulatory issues.  Mr. Sansom has also previously served on the Board of Directors of the National Crushed Stone Association and has former business experience in the aggregate industry.

Nominees for Director for Terms of Office to Expire in 2012 (Class II)

James B. Baker, 64, has been Managing Partner of River Associates Investments, LLC (a private equity investment fund which partners with management teams in buyouts, divestitures and recapitalizations of lower middle market companies) since 2001 and a Partner in River Associates, LLC from 1993 to 2001.  Mr. Baker was President and Chief Operating Officer (1991-1992) and Senior Vice President (1987-1991) of CONSTAR International, Inc., a plastics container manufacturer.  Mr. Baker also formerly served as a director of Wellman, Inc. and US Xpress.

Mr. Baker’s strong background in all aspects of executing acquisitions both in the U.S. and internationally should be valuable to the Company.  He also has been involved in strategic planning and operating decisions for middle market companies in a variety of industries for over thirty years.  Mr. Baker has a financial background and has had a wide range of experience in financial reporting for publicly owned companies during his career.  He has served as an independent director on the audit committees of two public companies, had primary responsibility for the financial reporting of a public company and also worked with several public companies during his career with Arthur Andersen & Co.

Continuing Directors with Terms of Office Expiring in 2012 (Class II):

Daniel K. Frierson, 68, has been the Chief Executive Officer of The Dixie Group, Inc., a public company in the floor-covering manufacturing business, since 1979 and has served as Chairman of the Board of such company since 1987.  Mr. Frierson also currently serves as a director on the board of Louisiana-Pacific Corporation and previously served as a director on the board of Wellman, Inc. from May 2006 to August 2006.  Mr. Frierson has been a Director of the Company since 1994.

Mr. Frierson, based on his 31 years of experience as a CEO of a public company and his service as a Director of the Company for 16 years, provides the Board with valuable strategic planning and risk assessment experience.  Mr. Frierson’s knowledge and experience in manufacturing is valuable to the Company.

Glen E. Tellock, 49, has been the President and CEO of The Manitowoc Company, a manufacturer of construction and food service equipment, since May 2007.  He was also elected as Chairman of the Board in February 2009.  Previously he served as Senior Vice President of the Manitowoc Company since 1999 and President and General Manager of Manitowoc Crane Group since 2002.  Prior to joining Manitowoc in 1991, Mr. Tellock served as Financial Planning Manager with the Denver Post Corporation and as Audit Manager with Ernst and Whinney.  Mr. Tellock has been a Director of the Company since 2006.

Mr. Tellock, who serves as the financial expert of the Company’s Audit Committee and has previously served as an audit manager of a major accounting firm, provides the Board with extensive knowledge and experience with respect to financial reporting and risk assessment.  Mr. Tellock’s knowledge of manufacturing and marketing of construction equipment both domestically and internationally is very valuable to the Company.

Continuing Directors with Terms of Office Expiring in 2011 (Class I):

William D. Gehl, 63, has served as a member of the Board and Chief Executive Officer of Gehl Company, a company engaged in the manufacturing of compact construction equipment, from 1987 and 1992, respectively, until his retirement in April 2009.  Mr. Gehl also served as Chairman of the Board of Gehl Company from 1996 until his retirement.  Mr. Gehl serves as a member of the Board of Freight Car America, a public company engaged in the manufacturing of aluminum coal cars and other railroad freight cars.  Mr. Gehl is a member of the State bars of Wisconsin and Florida. Mr. Gehl has been a director of the Company since 1999.

Mr. Gehl offers a broad range of experiences in both strategic planning and management, having served as the CEO of a construction equipment manufacturing company for 23 years.  Mr. Gehl’s manufacturing, marketing and financing knowledge is very valuable to the Company.

Ronald F. Green, 62, served as Chairman of Advatech, LLC, a leading supplier of pollution control systems for power plants, until his retirement in 2009.  Prior to joining Advatech, Mr. Green served as Senior Vice President of USEC, Inc., a leading supplier of commercial nuclear reactor fuel.  Prior to joining USEC, from 2002 to 2003, Mr. Green was the President of Green and Associates, LLC and President of Power Measurement Technology, Inc.  From 2001 to 2002, Mr. Green served as President of FPL Energy, a wholesale electricity generator.  Prior to joining FPL Energy in November 2001, Mr. Green was President and CEO of Duke Engineering and Services, Inc. and Chief Executive Officer of Duke Solutions, Inc.  Mr. Green also serves on the University of Tennessee College of Engineering Board of Advisors.  Mr. Green has been a Director of the Company since 2002.

Mr. Green brings an extensive knowledge and understanding of the U.S. energy industries to the Board, having served as an executive officer or board member of a number of energy and engineering companies.

Phillip E. Casey, 67, was elected to the position of Chairman of the Board of Gerdau Ameristeel Corporation in 2005 and previously served as President, Chief Executive Officer and Director of this publicly traded steel manufacturer from 1994 to 2005.  From 1994 until 2005, Mr. Casey also served in various industry leadership roles as a Director, Member of the Executive Committee and Chairman of the Steel Manufacturers Association (SMA), a leading industry trade organization.  Mr. Casey has been a Director of the Company since 2005.

Mr. Casey provides valuable experience and relationships with the steel industry, given that Mr. Casey served as the CEO of a publicly traded steel manufacturing company for 11 years and served as the Chairman of the Steel Manufacturers Association.  Steel is a primary raw material of Astec’s manufacturing processes and a critical cost component.  Mr. Casey’s manufacturing knowledge and understanding of the world market and supply of steel is very valuable to the Company.

CORPORATE GOVERNANCE

Independent Directors

The Company's Common Stock is traded in the Nasdaq National Market under the symbol "ASTE."  The Nasdaq requires that a majority of the directors be “independent directors,” as defined in the Rule 5605(a)(2) of the Nasdaq Marketplace Rules (the “Nasdaq Rules”).  Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company.  The Board has affirmatively determined by resolution that current directors (including nominees for re-election) Casey, Frierson, Gehl, Green, Sansom and Tellock, which represents a majority of the directors, and Baker, as a nominee to the Board, have no other direct or indirect relationships with the Company and therefore are independent directors or nominees on the basis of the Nasdaq Rules and an analysis of all facts specific to each director or nominee. The Board has affirmatively determined by resolution that during fiscal year 2010, the Company must have two or more regularly scheduled executive session meetings attended solely by these independent directors.

The independent members of the Board of Directors have selected Mr. Sansom as the Lead Independent Director. Among other duties, as Lead Independent Director, Mr. Sansom will preside over, coordinate and develop the agenda for executive sessions of the independent directors, and consult with the Chairman of the Board over Board and committee meeting agendas, Board meeting schedules and the flow of information to the Board.

Board Leadership Structure and Risk Oversight

As is common practice among public companies in the United States, the Company’s President currently serves as Chairman of the Board.  In his position as President, Dr. Brock has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives.  In his role as Chairman of the Board, he sets the strategic priorities for the Board, presides over its meetings and communicates its strategic findings and guidance to management.  The Board believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying the Company's strategy behind a single vision.  In addition, we have found that our President is the most knowledgeable member of the Board regarding risks the Company may be facing and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks.

To ensure balance, however, the independent members of the Company’s Board have selected Mr. Sansom as Lead Independent Director to preside over meetings of independent directors.  Additionally, as noted previously, six of the eight current directors are independent.  With a supermajority of independent directors, an Audit Committee, Compensation Committee and Nominating and Governance Committee each comprised entirely of independent directors, and a presiding Lead Independent Director to oversee all meetings of the non-management directors, the Company’s Board of Directors believes that its existing leadership structure provides for an appropriate balance that best serves the Company and its shareholders. The Company’s Board of Directors will periodically review its leadership structure to ensure that it remains the optimal structure for our Company and our stockholders.

As part of its general oversight duties, the Board oversees the Company’s risk management. Management informs the Board of the operational and financial risks the Company is facing, and the Board reviews the steps that management is taking to address and mitigate such risks. We believe the Board’s current leadership structure facilitates the Board’s oversight of the Company’s risk management.

Board Meetings and Attendance

The Company’s expectation is that all directors attend all meetings of the Board of Directors and committees on which they serve and the annual meeting of shareholders.  The Board has affirmatively determined by resolution that it encourages all members of the Board to attend each annual meeting of shareholders, particularly those directors who are nominees for election at any such meeting.  During 2009, the Board of Directors held five meetings, and the Board’s committees held the meetings described below.  Each incumbent director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board of Directors held during the period for which he has been a director and (2) the total number of meetings held by all committees of the Board on which he served during the periods that he served.  All of the Company’s directors were in attendance at the Company’s 2009 annual meeting of shareholders.

Board Committees

During 2009, the Company’s Board of Directors had an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  Certain information regarding the Board’s committees is set forth below.

Executive Committee

The Executive Committee is authorized to act on behalf of the Board of Directors on matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act.  During 2009, the members of the Executive Committee were Dr. Brock (Chairman) and Messrs. Smith and Frierson.  The Executive Committee did not meet during 2009.  The current members of the Executive Committee are Dr. Brock (Chairman) and Messrs. Smith and Frierson.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(a) of the Exchange Act, annually reviews and recommends to the Board the firm to be engaged as outside auditors for the next fiscal year, reviews with the outside auditors the plan and results of the auditing engagement, reviews the scope and results of the Company’s procedures for internal auditing and inquires as to the adequacy of the Company’s internal accounting controls.  Messrs. Tellock (Chairman), Sansom, Gehl, and Casey were members of the Audit Committee during all of 2009 and Mr. Hill was a committee member until his resignation as a Director effective August 28, 2009.  During 2009, the Audit Committee held eight meetings.  The current members of the Audit Committee are Messrs. Tellock (Chairman), Sansom, Gehl and Casey.  The Chairman of the Audit Committee, Mr. Tellock, has been designated by the Board as the Audit Committee financial expert.   All members of the Audit Committee are independent (as independence is defined in the Nasdaq Rules).  The Board of Directors has adopted a written charter for the Audit Committee.  A copy of the Company’s Audit Committee charter was initially adopted March 14, 2000 and amended and restated on March 11, 2004 and is attached as an appendix to this Proxy Statement

Compensation Committee

The Compensation Committee is authorized to evaluate, determine and approve the compensation of our executive officers, including our named executive officers, to consider and recommend to the full Board the executive compensation policies of the Company and to administer the Company’s stock incentive plans.  Messrs. Gehl (Chairman), Green and Casey were members of the Compensation Committee during all of 2009 and Mr. Hill was a committee member until his resignation as a Director effective August 28, 2009.  During 2009, the Compensation Committee held one meeting. The current members of the Compensation Committee are Messrs. Gehl (Chairman), Green and Casey.  All members of the Compensation Committee are independent (as independence is defined in the Nasdaq Rules).  The Compensation Committee does not have a charter.

The Compensation Committee’s primary processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section beginning on page 12 of this proxy statement.  Dr. Brock, our chief executive officer, generally attends Compensation Committee meetings but is not present for the executive sessions or for any discussion of his own compensation.  Dr. Brock gives the Compensation Committee a performance assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the Compensation Committee.  Directors’ compensation is established by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During 2009, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers served on the board of directors or the compensation committee (or equivalent) of the board of directors of another entity whose executive officer(s) served on our Board of Directors or our Compensation Committee.  None of the members of the Compensation Committee was an officer or employee of the Company during 2009 or at any time in the past.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board and committees thereof, and is responsible for establishing corporate governance policies and principles to be applicable to the Company and periodically re-evaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate.  During 2009, the members of the Nominating and Corporate Governance Committee were Messrs. Frierson (Chairman), Sansom, Tellock and Green.  During 2009, the Nominating and Corporate Governance Committee did not meet, but the committee did meet in early 2010 to approve the Director nominations submitted in this Proxy.  The current members of the Nominating and Corporate Governance Committee are Messrs. Frierson (Chairman), Sansom, Tellock and Green.  All members of the Nominating and Corporate Governance Committee are independent (as independence is defined in the Nasdaq Rules).

The Nominating and Corporate Governance Committee was formerly known as the Nominating Committee.  In March 2004, the Board of Directors expanded the Committee’s duties to include certain functions related to the corporate governance of the Company and, as a result, the Nominating Committee was renamed the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee acts under a written charter adopted by the Board of Directors.   A copy of the Nominating and Corporate Governance Committee’s charter is available on the Company’s website at www.astecindustries.com.

Director Nominating Process

The Nominating and Corporate Governance Committee will consider written recommendations from shareholders for Company nominees to the Board.  A shareholder who wishes to recommend a person to the Committee for nomination by the Company must submit a written notice by mail to the Nominating and Corporate Governance Committee c/o the Corporate Secretary, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.  Such a written recommendation must be received no later than 120 days in advance of the annual meeting of shareholders and should include (i) the candidate’s name, business address and other contact information, (ii) a complete description of the candidate’s qualifications, experience and background, as would be required to be disclosed in the proxy statement pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, (iii) a signed statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected, (iv) a signed statement authorizing the Company to perform a background search on the candidate and (v) the name and address of the shareholder(s) of record making such a recommendation.

The Nominating and Corporate Governance Committee recommends nominees for election to the Board based on a number of qualifications, including but not limited to, independence, character and integrity, diversity, financial literacy, level of education and business experience, sufficient time to devote to the Board, and a commitment to represent the long-term interests of the Company’s shareholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a candidate that is recommended for nomination for membership on the Company’s Board by a shareholder.  The Nominating and Corporate Governance Committee has not received any recommended nominations from any of the Company’s shareholders in connection with the Annual Meeting.

The Nominating and Corporate Governance Committee identifies potential Company nominees for director through a variety of business contacts, including current executive officers, directors, community leaders and shareholders.  The Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director.

The Nominating and Corporate Governance Committee evaluates candidates to the Board by reviewing their biographical information and qualifications.  If the Nominating and Corporate Governance Committee determines that a candidate is qualified to serve on the Board, such candidate is interviewed by at least one member of the Nominating and Corporate Governance Committee and the Chief Executive Officer.  Members of the Board also have an opportunity to interview qualified candidates. As described above, the Committee will also consider candidates recommended by shareholders.  The Nominating and Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that the Company nominate a candidate for approval by the shareholders to fill a directorship.  With respect to an incumbent director whom the Nominating and Corporate Governance Committee is considering as a potential nominee for re-election, the Committee reviews and considers the incumbent director’s service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company in addition to such person’s biographical information and qualifications. The Compensation, Nominating and Governance Committee gives strong consideration to a wide range of diversity factors as a matter of practice when evaluating candidates to the Board and incumbent directors, but the Committee does not have a formal policy regarding Board diversity.

In evaluating candidates to the Board, the Nominating and Corporate Governance Committee also takes into account the skill sets that are needed to balance and complement the skill sets of other candidates and members of the Board, and the skills and expertise of a candidate that facilitate the Company’s compliance with the rules of the Securities and Exchange Commission and the National Association of Securities Dealers.

The Board is nominating four individuals for election as Directors. Of the four nominees, three are current Directors. Mr. Baker is standing for election by the shareholders for the first time. Dr. Brock recommended Mr. Baker as a nominee for director to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommended each of the four nominees to the Board.

Shareholder Communications

The Board of Directors has unanimously adopted a process to facilitate written communications by shareholders to the Board. Shareholders wishing to write to the Board of Directors of the Company or a specified director or committee of the Board should send correspondence to the Secretary of the Company, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.  All written communications received in such manner from shareholders of the Company shall be forwarded to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) or committee of the Board of Directors, the communication shall be forwarded to all members of the Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In the paragraphs that follow, we will give an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions.  This section includes, among other things, an explanation of the overall objectives of our compensation program, what it is designed to reward, and each element of the compensation that we pay.  Later in this proxy statement under the heading “Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2009 to the following individuals, who we refer to as our named executive officers:

•	J. Don Brock, our president and principal executive officer;
•	F. McKamy Hall, our vice president and principal financial officer;
•	Thomas R. Campbell, the group vice president of our Mobile Asphalt and Underground groups;
•	W. Norman Smith, the group vice president of our Asphalt group; and
•	Jeffrey L. Richmond, president of Roadtec, Inc.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Objectives of our Compensation Program

Our objectives with respect to the Company’s executive compensation program are to:

•	attract and retain qualified personnel that are critical to the Company’s long-term success and the creation of shareholder value;
•	create a strong link between executive officer compensation and the Company’s annual and long-term financial performance; and
•	encourage the achievement of Company performance by utilizing a performance-based incentive structure.

In order to be effective, we believe our executive compensation program should meet the needs of the Company, our employees and our shareholders.  We seek to provide direct compensation that is competitive within the marketplace, and believe that a portion of total compensation should be performance-based and in the form of equity awards.

How we Determine and Assess Executive Compensation

Our Compensation Committee of the Board of Directors, composed entirely of independent directors, reviews and determines and approves the base salaries and other compensation of our executive officers, including our named executive officers.  Our Compensation Committee is also responsible for making recommendations to the Board with respect to the Company’s executive compensation policies and the adoption of stock and benefit plans.  As a starting point, base salary increases, when given, for named executive officers historically have reflected a cost of living adjustment, with further increases approved by the Compensation Committee based on a subjective assessment of a number of factors.  As more fully described below, the factors on which this subjective assessment is based fall into three general categories:  Company performance factors, individual performance factors and competitive salary practices.

It is important to emphasize that the subjective assessment of these factors is qualitative, rather than quantitative, and there are no specific weightings or objective criteria associated with any of the factors.  In determining base salaries for the named executive officers each year, the Compensation Committee relies upon Dr. Brock, the Company’s President and Chief Executive Officer, to provide evaluations of the other named executive officers (each of who report directly or indirectly to Dr. Brock) and to provide recommendations regarding whether adjustments to base salaries are warranted. In determining Dr. Brock’s base salary each year, the Compensation Committee relies on its own observations and assessments with respect to Dr. Brock’s individual performance and the overall results of his leadership of the Company.

Our Compensation Committee’s policy is to set senior executive pay at sufficiently competitive levels to attract, retain, and motivate highly talented individuals to contribute to our goals, objectives, and overall financial success.  We believe that the Company’s executive compensation program provides an overall level of compensation opportunity that is competitive within the construction equipment manufacturing industry, as well as with a broader group of companies of comparable size and complexity.   Actual compensation levels may be greater or less than average competitive levels in similar companies based upon annual and long-term Company performance, as well as individual performance.

While market competitiveness is important, it is not the only factor we consider when establishing compensation opportunities of our named executive officers.  Actual pay decisions are made following a review and discussion of the financial and operational performance of our businesses, individual performance, and competitive salary practices which address retention concerns and internal pay equity.

Company Performance Factors.

Compensation decisions for a particular year are made following a review of the financial and operational performance of the Company and its business groups for the prior year. In recommending and approving base salaries, the Chief Executive Officer and the Compensation Committee review and assess the Company’s performance, with an emphasis on earnings, return on capital employed and cash flow on capital employed.  These performance criteria are direct reflections of the Company’s profitability and operating efficiency, which the Company believes are key drivers for creating shareholder value.

Company performance factors typically weigh more heavily in the determination of annual cash and long-term incentive compensation than in the determination of base salary adjustments for named executive officers. However, in making the determination to not increase the named executive officers base pay rates for 2009 over 2008 levels, the Compensation Committee placed significant weight on the current economic environment in which the Company operates and the expectation that the sales growth achieved in recent years would probably not continue in 2009.

Individual Performance Factors.

The subjective factors considered by the Compensation Committee in relation to a named executive officer’s individual performance for the previous year include management, leadership, staff development, contribution to the Company’s growth, scope of responsibilities and experience and an assessment of the named executive officer’s future performance potential.

Competitive Compensation Practices.

As discussed above, the Compensation Committee’s policy is to set named executive officer compensation at sufficiently competitive levels within the construction equipment manufacturing industry, as well as within a broader group of companies of comparable size and complexity, in order to attract, retain and motivate named executive officers.  Additional consideration is given to the Company’s pay levels for each officer as compared to his peers and to his subordinates.  In 2005, the Company engaged the services of a compensation consultant, Towers Perrin, and instructed them to conduct a market analysis and to assist the Company in developing a long-term incentive plan.  We then considered the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it would be market competitive.  The peer group compiled by Towers Perrin in 2005 consisted of the companies listed below, each of which are road-building and related equipment manufacturing companies or companies that have substantial large equipment manufacturing businesses.  We believe that we compete to varying degrees for business and talent with the companies in this peer group.

Actuant	Gehl Co.
Alamo Group, Inc.	Graco
Bucyrus International, Inc.	IDEX
Cascade Corp.	Milacron
Columbus McKinnon	Nordson
Dresser-Rand Group Inc.	Thermadyne Holdings
Gardner Denver	Xerium Technologies

The Compensation Committee reviewed the peer group data compiled by Towers Perrin for informational purposes, but did not formally target specific levels of pay relative to the external market.  The Compensation Committee uses the information as a guide in establishing an executive compensation program, including the setting of base salaries for the named executive officers.  For 2009, the Compensation Committee did not engage a compensation consultant nor did it conduct a specific peer group review, but continued the compensation program initiated in 2005 without significant deviation.

Elements of Our Compensation Program

The Company’s executive officer compensation program is comprised of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of equity grants.  We also provide our executive officers certain perquisites and executive benefits, including contributions to the Company’s Supplemental Executive Retirement Plan, as well as other benefits that are generally available to all employees of the Company, including medical and 401(k) plans.

Base Salary

Base salary is the fixed component of our named executive officers’ total direct compensation, as opposed to at-risk compensation based on performance.  The Compensation Committee reviews base salaries on an annual basis, and approves salary levels after a subjective assessment of a number of factors as discussed above.  As a result of this assessment and after considering the current economic business environment, base salaries for the Company’s named executive officers continued at 2008 base salary levels during 2009.  Additionally, the Compensation Committee did not increase the salaries of our named executive officers as of January 1, 2010.

Annual Cash Incentive Compensation

Annual cash incentive compensation rewards an executive officer’s individual performance as well as the overall performance of the Company for a given year.  These profit sharing payments for Messrs. Brock, Hall, Smith and Campbell, each of whom is employed at the Astec Industries, Inc. level, are discretionary, but are historically consistent with the percent distributions earned by our subsidiary Presidents.

The Company generally uses two financial metrics - return on capital employed and cash flow on capital employed - in determining the named executive officers’ annual bonuses.  These metrics are the key indicators of proper capital management and are critical to the Company’s success. Although annual bonuses for the named executive officers are discretionary (other than for Mr. Richmond), the Company believes the annual bonus program creates a performance driven environment with a focus on the Company’s overall financial performance as a whole, rather than on individual achievements.  However, after considering the recent financial results of the Company’s operations and considering the current economic business environment in which the Company operates, Messrs. Brock, Hall, Smith and Campbell were not awarded an annual bonus for 2009.

Mr. Richmond-
Mr. Richmond is the president of one of the subsidiaries, Roadtec, Inc. (“Roadtec”), and his annual bonus is pursuant to the incentive program for subsidiary presidents and is based on Roadtec’s achievement of performance goals relating to return on capital employed (weighted 30%), cash flow on capital employed (weighted 60%), and Roadtec’s safety record (weighted 10%).  For 2009, if Roadtec met its target goal of 14% for each financial metric and met the safety goal, Mr. Richmond would receive a bonus equal to 50% of his base salary, which is consistent with past practice of granting maximum annual bonuses opportunities in an amount equal to 50% of an individual’s base salary for achievement of performance goals at the maximum performance level.  For 2009, Roadtec met or exceeded all three goals, and therefore Mr. Richmond received a bonus equal to 50% of his base salary, or $93,600.

Mr. Campbell and Mr. Smith-
Mr. Campbell has direct responsibility for the Company’s subsidiaries in the Mobile Asphalt group and the Underground group, and Mr. Smith has direct responsibility for the Company’s subsidiaries in the Asphalt group.  The Compensation Committee typically intends to provide Mr. Campbell and Mr. Smith with a discretionary bonus not normally exceeding the percentage of base salary bonus opportunities available to the presidents of the Company’s subsidiaries.  The bonus programs applicable to these individual subsidiaries, including the performance criteria, performance goals and maximum bonus opportunity, are generally consistent with the Roadtec bonus program described above; however, in determining the actual amount of bonus to be awarded, the Compensation Committee relies on the Company’s Chief Executive Officer to provide evaluations of Mr. Campbell and Mr. Smith and to make specific recommendations regarding their bonus amounts.  The Committee retains discretion, however, to adjust the amount of bonus earned by Mr. Campbell and Mr. Smith based on the recommendation of the Company’s Chief Executive Officer and a subjective assessment of the Company performance factors and individual performance factors described above.  After the completion of this process and considering the current business environment in which the Company operates, Messrs. Campbell and Smith were not awarded a discretionary bonus for 2009.

Dr. Brock and Mr. Hall-
The Compensation Committee reviews the Company’s performance as a whole in determining the discretionary bonus for Messrs. Brock and Hall because they have responsibility for and oversee the entire Company’s operations. Mr. Hall, as vice president and chief financial officer, does not have the same level of direct impact on the Company’s operating results as Dr. Brock and therefore his annual bonus as a percentage of base salary is generally lower than that of Dr. Brock’s.  In determining the bonuses for Messrs. Brock and Hall, the Compensation Committee reviews the Company’s return on capital employed and cash flow on capital employed (the same metrics utilized for the subsidiary presidents). Additionally, the Compensation Committee makes an overall subjective judgment of the Company performance factors and the individual performance factors described above.  After the completion of this process and considering the current business environment in which the Company operates, Messrs. Brock and Hall were not awarded a discretionary bonus for 2009.

Long-Term Incentive Compensation

The Company provides long-term incentives to its executive officers through its 2006 Incentive Plan, which permits the grant of various equity based awards, including stock options, stock appreciation rights, restricted stock and performance awards that are payable in stock.  The program is designed to create a strong and direct link between executive officer pay and shareholder return and to enable executive officers to develop and maintain a long-term position in the Company’s common stock.  Awards are granted at our discretion based on Company performance, individual performance and the employee’s position with the Company.

In August 2006, the Company developed a long-term incentive program for annual grants of restricted stock units (“RSUs”) to approximately 100 employees, including the named executive officers, based on the Company’s goal of increasing its earnings by 100% over a five-year performance period (fiscal year 2006 through fiscal year 2010).  The Compensation Committee reserved 24,500 RSUs that may be earned each year by Company employees and a number of RSUs that may be earned each year by employees in each of the Company’s subsidiaries (Roadtec, for example, was allocated 6,000 per year), based on achievement of earnings goals for the year at target levels.  If the goals discussed below are met, the Compensation Committee grants a certain number of RSUs determined in its discretion to each of the Company’s key employees that participate in the program, including the named executive officers other than Mr. Richmond, who participates in the KPI allocation. The individuals with greater influence over the Company’s performance generally receive more RSUs. For example, Dr. Brock, as President and CEO, earns more RSUs than other employees because of his level of influence on Company operations. The Compensation Committee, in its discretion and after consideration of the recommendation of the Company’s Chief Executive Officer, also determines the amount of RSUs granted to subsidiary presidents, including Mr. Richmond, and each subsidiary president then divides the remainder allocated to his or her subsidiary among the subsidiary’s key employees. RSUs vest and convert into shares of the Company’s common stock five years from the grant date, subject to the individual’s continued employment (other than in certain cases, such as retirement after reaching age 65).  In addition, management will receive an additional award if the cumulative performance over the five-year period exceeds the cumulative goals.

Messrs. Brock, Hall, Campbell and Smith’s performance targets for 2008 and 2009 were, and for 2010 will be, based entirely on the performance of the Company as a whole, with performance targets based on net income and return on capital employed. The performance targets must be met each year, after considering any allowed carryover of prior year’s profits in excess of plan goals, in order to earn the restricted stock units.  The performance targets were developed with the assistance of a compensation consultant, Towers Perrin, in 2005.  Annual net income targets were set at levels which would increase annual net income of the existing Astec companies by 75% over the 5-year period and which would result in an after tax return on capital employed of at least 14%. Meeting these income targets would allow the Company to achieve its goal of increasing its total net income by 100% over the 5-year period with the other 25% net income growth to come from acquisitions.  The number of shares allocated to Messrs. Brock, Hall, Campbell and Smith were developed with the assistance of the outside consultant with final approval being given each year by the Compensation Committee.

If the net income goal is not met in one year, no RSUs are granted. However, if the Company misses the goal in one year, the Company can “carry back” net income earned in excess of the goal for the following year to meet the goal for such year. The Company can also “carry forward” net income earned in excess of the goal for one year into any of the following years in the five-year performance period. The amount of RSUs earned by named executive officers for fiscal year 2010 will be doubled if the Company (or Roadtec, in the case of Mr. Richmond) exceeds the five-year cumulative net income target. The Company has exceeded the annual net income goals after considering the allowed carry forward of prior year excess earnings in each of 2009, 2008 and 2007.

In addition to achieving the net income goal, the Company (and Roadtec, in the case of Mr. Richmond) must also attain a return on capital employed, as defined, of at least 14% for RSU grants to be earned by the named executive officers in each year.

Mr. Richmond’s RSU grant is based upon the Company’s performance as described for the other named executive officers with respect to 25% of his award. The remaining 75% is based upon the performance of Roadtec, measured in the same manner as discussed above for the Company.

The Company and certain of its subsidiaries have met the earnings goals discussed above in each of 2006, 2007, 2008 and 2009, and therefore the Company’s key employees have earned RSUs for these years (the grant is usually made in February of the following year).  Roadtec met its goal for 2006, 2007, and 2008, however Roadtec did not meet its goal for 2009 so no RSU’s were awarded to Mr. Richmond in February 2010.  The RSUs granted to the named executive officers in such years for the previous year’s performance, based on the allocation determined in the Compensation Committee’s discretion, is as follows:

	2007	2008	2009	2010
Dr. Brock	9,000	9,000	9,000	9,000
Mr. Hall	1,000	1,000	1,000	1,000
Mr. Campbell	3,100	3,100	3,100	3,100
Mr. Smith	3,100	3,100	3,100	3,100
Mr. Richmond	2,000	2,000	1,600	--

Perquisites and other Executive Benefits

Executive officers are eligible for certain perquisites and additional benefits that are not available to all employees but that are available to many management level employees, including premiums for term life insurance for the Company’s CEO, Dr. Brock.  In addition, our executive officers are eligible for benefits under our Supplemental Executive Retirement Plan (“SERP”).  The SERP provides additional benefits to individuals whose retirement benefits are affected by the limit on the maximum amount of compensation which may be taken into account under the qualified pension and 401(k) plans and provides additional benefits on annual profit sharing distributions not recognized under the qualified plans. Additional details regarding perquisites and other benefits provided to our named executive officers are disclosed in the Summary Compensation Table and described in the accompanying narrative.

We believe the perquisites and additional benefits provided to our named executive officers are reasonable in light of industry practices and competitive with the perquisites provided to executive officers within our peer group.  We review the perquisites provided to our executive officers on an annual basis to ensure that we are providing benefits that align with our overall compensation goal of providing competitive compensation to our executive officers that maximizes the interests of our shareholders.

Other Factors Affecting Compensation

Tax Deductibility Under Section 162(m)

In establishing pay levels for our named executive officers, the Committee considers the impact of Section 162(m) of the Internal Revenue Code on the amount of compensation deductible by the Company.  Under current tax law, Section 162(m) imposes a $1 million limit (per “covered employee”) that a publicly traded company can deduct for compensation paid to the CEO and four other most highly compensated executive officers employed as of the end of any fiscal year.  This limitation does not apply to pay that qualifies as “performance-based compensation” (as defined under Section 162(m)).  In order to qualify as “performance-based”, compensation must, among other things, be based solely on the attainment of pre-established objective goals under a shareholder approved plan, with no positive discretion permitted when determining award payouts.

While our current annual incentive program is discretionary and therefore does not qualify as “performance-based compensation” under Section 162(m), the Committee generally seeks to structure long-term incentive arrangements for named executive officers to qualify for full tax deductibility under Section 162(m).  Our current long-term incentive program provides for annual grants of restricted stock units that are earned by the named executive officers based entirely on the Company’s achievement of pre-established performance goals.  Any options and stock appreciation rights granted under the 2006 Incentive Plan will be exempt from the deduction limit of 162(m).  The Compensation Committee may designate any other award granted under the 2006 Incentive Plan as performance based in order to make the award fully deductible.  However, the Committee reserves the right to make awards outside of these plans or to provide compensation that does not qualify for full tax deductibility under Section 162(m) when deemed appropriate.

Accounting Considerations

The Company considers the accounting implications of all aspects of its executive compensation program.  As a result of the provisions of FASB ASC Topic 718, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on our selection of forms of equity compensation.  In addition, accounting treatment is just one of many factors impacting plan design and pay determinations.  Our executive compensation program is designed to achieve the most favorable accounting and tax treatment possible as long as doing so does not conflict with intended plan design or program objectives.

Additional Executive Compensation Policies

Stock Ownership Guidelines

The Company encourages executive stock ownership but does not currently have formal guidelines in place.  The Committee will periodically monitor executive officer stock ownership levels to determine whether ownership requirements are warranted.

EXECUTIVE COMPENSATION

Summary Compensation Table

This table provides information regarding compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009.

Name and Principal Position	Year	Salary ($)	Profit Sharing Distribution ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
J. Don Brock, Chairman of the Board and President (PEO)	2009 2008 2007	545,000 545,000 530,000	-- 275,000 275,000	199,980 346,680 348,840	141,709 133,952 124,336	886,689 1,300,632 1,278,176
F. McKamy Hall VP, Chief Financial Officer and Treasurer (PFO)	2009 2008 2007	228,000 228,000 220,000	-- 75,000 75,000	22,220 38,520 38,760	44,015 43,360 40,307	294,235 384,880 374,067
W. Norman Smith, Group VP, Asphalt	2009 2008 2007	250,000 250,000 243,000	-- 120,000 120,000	68,882 119,412 120,156	52,065 54,515 48,259	370,947 543,927 531,415
Thomas R. Campbell Group VP, Mobile Paving & Underground	2009 2008 2007	250,000 250,000 244,400	-- 120,000 120,000	68,882 119,412 120,156	47,293 45,523 48,708	366,175 534,935 533,264
Jeffrey L. Richmond President, Roadtec(3)	2009	187,200	93,600	35,552	42,254	358,606

(1)
Beginning in August 2006, we authorized and reserved an aggregate number of unallocated shares of common stock to be awarded to approximately 100 employees, including our named executive officers, as stock performance awards pursuant to a long-term incentive program under our 2006 Incentive Plan.  Each year that the Company and/or its subsidiaries meet established performance expectations, key members of management will be awarded restricted stock units.  Restricted stock units were granted in March 2007, February 2008, February 2009 and February 2010 based on performance in the prior year.  The program also provides for additional awards subject to five year cumulative performance to be granted in 2011.  Dollar amounts shown are equal to the grant date fair value of the RSU’s granted in the reported year, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the RSUs is equal to the Company’s per share stock value on each grant date times the number of RSU’s granted.

(2)	Amounts included in this column for 2009 include the following:

	Brock	Hall	Smith	Campbell	Richmond
Employer contribution to 401(k) plan	$7,350	$7,350	$7,350	$7,350	$7,350
Employer contribution to SERP	82,000	30,300	37,000	37,000	23,863
Premiums for term life insurance	23,570	--	--	--	--
Tax gross up on perks	14,142	--	--	--	--
Personal use of automobile costs	4,166	6,365	6,032	2,943	3,841
Compensation for unused vacation	10,481	--	1,683	--	7,200

(3)           Mr. Richmond was not one of our named executive officers in 2008 or 2007.

Grants of Plan-Based Awards for Fiscal Year 2009

The following table sets forth individual grants of awards made to each named executive officer during fiscal year 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	(#)(2)	($)(3)
Dr. Brock	2-28-09	--	--	--	9,000	199,980
Mr. Hall	2-28-09	--	--	--	1,000	22,220
Mr. Smith	2-28-09	--	--	--	3,100	68,882
Mr. Campbell	2-28-09	--	--	--	3,100	68,882
Mr. Richmond		1	93,600	93,600
Mr. Richmond	2-28-09				1,600	35,552

(1)	Represents potential threshold, target and maximum payout opportunities for financial performance in 2009 under the annual profit sharing plan in place for Mr. Richmond.

(2)
Represents restricted stock units granted under our 2006 Incentive Plan based on 2008 performance.  Awards based on 2009 performance were granted in February 2010 and will be reflected in the Grants of Plan Based Awards for Fiscal Year 2010 table in next year’s proxy statement. The restricted stock units vest five years from the date they are granted or upon the retirement of the grantee after reaching age 65 if earlier.

(3)
Represents the aggregate grant date fair value of each restricted stock unit award. The grant date fair value of the awards is determined pursuant to FASB ASC Topic 718 and is equal to the Company’s stock price on the date of grant times the number of RSU’s granted.

Outstanding Equity Awards at 2009 Fiscal Year-End

This table discloses outstanding stock option and stock awards for the named executive officers as of December 31, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)
Dr. Brock	46,435	--	25.500	3/5/2010	9,000	2	242,460
	25,322	--	19.430	3/6/2015	9,000	3	242,460
					9,000	4	242,460

Mr. Hall					1,000	2	26,940
					1,000	3	26,940
					1,000	4	26,940

Mr. Smith	46,079	--	25.500	3/5/2010	3,100	2	83,514
	21,097	--	14.500	1/1/2012	3,100	3	83,514
	14,854	--	19.430	3/6/2015	3,100	4	83,514

Mr. Campbell	12,000	--	25.500	3/5/2010	3,100	2	83,514
					3,100	3	83,514
					3,100	4	83,514

Mr. Richmond					2,000	2	53,880
					2,000	3	53,880
					1,600	4	43,104

(1)	All stock options were awarded under the 1998 Long-Term Incentive Plan. All options are fully vested.

(2)
Reflects restricted stock units granted under our 2006 Incentive Plan. The restricted stock units vest as to 100% of the units on March 8, 2012, which is the fifth anniversary of the grant date, or upon the retirement of the executive after reaching age 65, if earlier.

(3)
Reflects restricted stock units granted under our 2006 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2013, which is the fifth anniversary of the grant date, or upon the retirement of the executive after reaching age 65, if earlier.

(4)
Reflects restricted stock units granted under our 2006 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2014, which is the fifth anniversary of the grant date, or upon the retirement of the executive after reaching age 65, if earlier.

(5)
 Reflects the value calculated by multiplying the number of restricted stock units by $26.94, which was the closing price of our common stock on December 31, 2009, the last trading day in our 2009 fiscal year.

Nonqualified Deferred Compensation for Fiscal Year 2009

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings (Losses) in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Dr. Brock	--	82,000	(102,561)	--	1,162,731
Mr. Hall	--	30,300	2,332	--	504,960
Mr. Smith	--	37,000	(44,287)	--	586,346
Mr. Campbell	--	37,000	(1,307)	--	842,810
Mr. Richmond	--	23,863	(3,109)	--	174,982

(1)
Reflects the annual company contributions made to the Supplemental Executive Retirement Plan (SERP) accounts of the named executive officers in an amount equal to 10% of the executive’s total compensation, as defined in the plan.  These amounts are reflected in the Summary Compensation Table in the “All Other Compensation” column.

(2)
Reflects the aggregate earnings credited to the executive’s account during 2009, which include interest and other earnings based on the investment elections of the executive.  All investment elections provide market returns and there were no preferential or above-market earnings that would be required to be included in the Summary Compensation Table in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column.

(3)
To the extent that a participant was a named executive officer in prior years, executive and Company contributions included in the “Aggregate Balance at Last FYE” column have been reported as compensation in the Summary Compensation Table for the applicable year.

The Astec Industries, Inc. Supplemental Executive Retirement Plan (SERP) provides a fully vested retirement benefit to our named executive officers upon their termination of employment with the Company.

During a participant’s employment, the Company contributes 10%, unless specified otherwise by the Board, of such participant’s compensation (which includes base salary and annual profit sharing distribution but excludes certain amounts, such as an amount realized from the exercise of a stock option) to each named executive officer’s SERP account. This amount is credited with earnings or losses based on the rate of return on the Participant’s investment elections, which include money market funds, mutual funds, and Company common stock, and are generally the same investment choices available under our 401(k) plan.

Upon separation from service, the Company will pay the participant a single lump sum in cash equal to the amount in his or her SERP account or a participant may elect to receive payment in annual installments, not to exceed 10 years. If a participant dies before receiving the lump sum payment, or, in the case of an annual installment election, before receiving all installments, the SERP account balance will be distributed to his or her survivor in a single lump sum as soon as practicable following the participant’s death.

Accelerated withdrawal is not permitted except in certain limited circumstances specified in the plan. The Company may terminate the SERP at any time but must pay participants the account value as determined under the SERP.

Potential Payments Upon Termination or Change-in-Control

As a matter of business philosophy, the Company generally does not enter into employment agreements or severance agreements with the Company’s senior executive officers, including the named executive officers.  In the event of a termination without cause or resignation without good reason, or a change in control of the Company, the Company would consider at that time based on the circumstances whether to enter into any arrangements providing for payments to our named executive officers.

Our 2006 Incentive Plan provides that awards will vest and become fully-exercisable, either immediately or at the end of any applicable performance year, in the event of a termination due to the death, disability or retirement (after reaching age 65) of the individual.  In addition, in the event of a change in control where the surviving entity does not assume or otherwise equitably convert the awards, outstanding awards vest and become fully exercisable as of the end of the month immediately preceding the change in control.  In addition, our Compensation Committee has the discretion to fully vest awards under the 2006 Incentive Plan upon termination of employment or a change in control, even if such events do not automatically trigger vesting under the plan.

All outstanding options or stock awards under our 1998 Long-Term Incentive Plan are fully vested and currently exercisable.  Thus, they would not be impacted in the event of death, disability or termination of employment or a change in control of the Company.

The following table sets forth the number and value (based upon the fair market value of Astec stock on December 31, 2009) of restricted stock units held by the named executive officers as of December 31, 2009 that would have vested and converted to shares of common stock upon a termination of employment or a change in control as of such date under the specified circumstances.

	Restricted stock units vesting upon death, disability, retirement or change in control
Name	(#)	($)
Dr. Brock	27,000	727,380
Mr. Hall	3,000	80,820
Mr. Smith	9,300	250,542
Mr. Campbell	9,300	250,542
Mr. Richmond	5,600	150,864

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. Amounts that would be distributed pursuant to our SERP for retirement eligible executives are indicated in the Nonqualified Deferred Compensation Plan table above.

DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)
Phillip E. Casey	20,000	28,000	--	48,000
Daniel K. Frierson	9,500	28,000	--	37,500
William D. Gehl	19,500	28,000	--	47,500
Ronald F. Green	12,500	28,000	--	40,500
Thomas W. Hill	10,500	21,000	--	31,500
William B. Sansom	19,500	28,000	--	47,500
Robert G. Stafford	3,000	14,000	--	17,000
Glen E. Tellock	25,500	28,000	--	53,500

(1)
Dr. Brock and Mr. Smith, two of our named executive officers, served as directors of the Company during 2009 but are excluded from this section since they received no compensation as directors of the Company.  The compensation shown for Mr. Hill is for his duties prior to his resignation as a Director effect August 28, 2009.  Additionally, the compensation shown for Mr. Stafford is for his duties as a Director prior to his term expiring in April 2009.

(2)	Reflects attendance fees for the various Board and Committee meetings attended and annual retainers for committee membership.

(3)
Reflects the grant date fair value of common stock awards granted as payment of the director’s annual retainer, with respect to Messrs. Casey, Frierson, Green, Hill, Sansom, Stafford and Tellock, and deferred stock awards granted as payment of the director’s annual retainer, with respect to Mr. Gehl.  The fair value of awards of common stock and deferred stock was determined by reference to the market price of the underlying shares on the grant date and in accordance with FASB ASC Topic 718.  The dollar values shown above equal the full grant date fair value of the awards.

The following table shows the aggregate number of deferred stock awards held by each director who is not a named executive officer as of December 31, 2009:

Director	Deferred Stock Awards
Mr. Casey	--
Mr. Frierson	3,918
Mr. Gehl	10,061
Mr. Green	--
Mr. Sansom	--
Mr. Tellock	--

(4)
None of the directors were issued option awards during 2009.  The following table shows the aggregate number of options held by each director who is not a named executive officer as of December 31, 2009:

Director	Options
Mr. Casey	--
Mr. Frierson	1,287
Mr. Gehl	--
Mr. Green	2,063
Mr. Sansom	13,484
Mr. Tellock	--

Material Terms of Director Compensation Plan

Our director compensation plan provides for both cash and equity compensation for our non-employee directors.  The principal features of the director compensation plan as in effect for 2009 are described below.  We review director compensation on an annual basis.

Annual Retainers.  All non-employee directors receive an annual board retainer fee of $28,000 which they can individually elect to receive in the form of cash, stock, deferred stock or stock options each year.  In addition, the director compensation plan provides for the following supplemental annual retainers:

2009(1)
Audit Committee member	$4,000
Compensation Committee member	2,000
Nominating and Corporate Governance Committee member	2,000

(1)	These fees for 2009 were paid to the appropriate directors in February 2010.

Meeting Fees.  Our director compensation plan provides for meeting fees for non-employee directors as follows:

•	$1,500 for each board meeting;
•	$1,000 for each committee meeting attended; and
•	$500 additional fee to the audit committee chairman for each audit committee meeting attended.

Equity Awards.  In accordance with the Company's Non-Employee Directors Stock Incentive Plan, the Company's non-employee directors may elect to receive their annual retainer in the form of cash, shares of common stock, deferred stock or stock options. If the director elects to receive common stock, whether on a current or deferred basis, the number of shares to be received is determined by dividing the dollar value of the annual retainer by the fair market value of the common stock on the date the retainer is payable.

Non-employee directors may elect to defer the receipt of common stock received as payment of the annual retainer until the earlier of (i) his or her termination of service as a director, or (ii) another designated date at least three years after the date of such deferral election. If any dividends or other rights or distributions of any kind are distributed to stockholders prior to the non-employee director's receipt of his or her deferred shares, an amount equal to the cash value of such distribution will be credited to a deferred dividend account for the non-employee director. The deferred dividend account will provide the non-employee director with the right to receive additional shares of common stock having a fair market value as of the date of the dividend distribution equal to the cash value of the distributions.

Non-employee directors may also elect to receive stock options in payment of the annual retainer. If the director elects to receive stock options, the number of options to be received is determined by dividing the dollar value of the annual retainer by the Black-Scholes value of an option on the date the retainer is payable. The options will be fully exercisable on the date of grant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in this proxy statement.

COMPENSATION COMMITTEE

William D. Gehl (Chairman)
Ronald F. Green
Phillip E. Casey

This Report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

Decisions and recommendations regarding the financial reporting procedures of the Company are made by the Audit Committee of the Board of Directors, which was comprised of Messrs. Casey, Gehl, Tellock, and Sansom during the entire 2009 year and Mr. Hill until his resignation as a Director effective August 28, 2009.  The following report is not subject to incorporation by reference in any filings made by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

We, as a committee of the Board of Directors, oversee the Company’s financial reporting process on behalf of the Board of Directors.  We operate under a written charter adopted by the Board of Directors on March 13, 2000, and amended and restated on each of October 24, 2002 and March 11, 2004.  This report reviews the actions we have taken with regard to the Company’s financial reporting process during 2009 and the Company’s audited consolidated financial statements as of December 31, 2009 included in the Company’s Annual Report on Form 10-K.

In March 2004, the Board designated us to also serve as the Company’s Qualified Legal Compliance Committee (“QLCC”) in accordance with SEC rules and regulations. In our capacity as the QLCC, we are responsible for handling reports of a material violation of the securities laws or a breach of a fiduciary duty by the Company, its officers, directors, employees, or agents. In our capacity as the QLCC, we have the authority and responsibility to inform the Company’s Chief Executive Officer of any violations.  We can determine whether an investigation is necessary and can take appropriate action to address these reports.  If an investigation is deemed necessary or appropriate, we have the authority to notify the Board, initiate an investigation and retain outside experts.

We are composed solely of independent directors, as that term is defined in Rule 5605(a)(2) by the Nasdaq Rules, and as independence for audit committee members is defined in the Nasdaq Rules.  None of the committee members is or has been an officer or employee of the Company or any of its subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of its subsidiaries or affiliates. Our Chairman, Mr. Tellock, has been designated by the Board as our financial expert.  Mr. Tellock is independent of management, as such term is used in item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls.  The Company’s outside auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  Our responsibility is to monitor and oversee these processes and to recommend annually to the Board of Directors the accountants to serve as the Company’s outside auditors for the coming year.

We have implemented procedures to ensure that during the course of each fiscal year we devote the attention that we deem necessary or appropriate to fulfill our oversight responsibilities under our charter.  To carry out our responsibilities, we met eight times during 2009.

In fulfilling our oversight responsibilities, we reviewed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for 2009 including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

We reviewed with the Company’s outside auditors during 2009, Ernst & Young LLP, as to their judgments about the quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with us under Statement on Auditing Standards No. 61, Communication with Audit Committees, with respect to the time such auditor was performing services for the Company.  In addition, we discussed with Ernst & Young LLP their independence from management and the Company, including the matters in the written disclosures required of Ernst & Young LLP by the Public Company Accounting Oversight Board independence and ethics rule, Rule 3526 Communication with Audit Committee Concerning Independence, that we received with respect to the time such auditor was performing services for the Company.  We also considered whether the provision of services during 2009 by Ernst & Young LLP that were unrelated to their audit of the financial statements referred to above and to their reviews of the Company’s interim financial statements during 2009 was compatible with maintaining Ernst & Young LLP’s independence with respect to the time such auditor was performing services for the Company.

Additionally, we discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits.  We met with the outside auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Glen E. Tellock, Chairman
Phillip E. Casey
William D. Gehl
William B. Sansom

March 5, 2010

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its related persons (as such term is defined in Item 404(a) of Regulation S-K) can present potential or actual conflicts of interest or create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders.  Therefore, as a general matter, it is the Company’s preference to avoid such transactions.  Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company.  Therefore, the Company has adopted a written policy with respect to related person transactions which requires either the Company’s Audit Committee or the Company’s Compensation Committee to review and, if appropriate, to approve or ratify any such transactions.  Pursuant to the Company’s written policy, any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s related persons had, has or will have a direct or indirect material interest, must be reviewed, and if appropriate, approved or ratified by either the Audit Committee or the Compensation Committee.

Benjamin G. Brock served as the Vice President of Sales for Astec, Inc., a wholly-owned subsidiary of the Company, since January 2003 and, since November 1, 2006, has served as the President of Astec, Inc. with annual compensation at market rates of approximately $262,000 in salary and annual profit sharing.  Mr. Brock is Dr. J. Don Brock’s son.  Thomas R. Campbell has served as Group Vice President of Mobile Asphalt Paving and Underground since 2001 with compensation at market rates in excess of $120,000 per year, as disclosed on the Summary Compensation Table.  Mr. Campbell and Dr. J. Don Brock are first cousins.  The Audit Committee has reviewed and approved or ratified these transactions.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of Company’s Common Stock as of February 16, 2010, by the following individuals or groups:

•	each of our current directors, nominees for director, and Named Executive Officers individually;
•	all our directors and executive officers as a group; and
•	each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock.

The percentage of beneficial ownership of common stock is based on 22,554,133 shares deemed outstanding as of February 16, 2010. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated, we believe, based on information furnished to us, that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Name and Address1	Shares Beneficially Owned2	Percent of Class
Directors, Nominees and Named Executive Officers
J. Don Brock3	2,632,644	11.7%
F. McKamy Hall4	4,400	--
W. Norman Smith5	265,486	1.2%
Thomas R. Campbell6	12,000	--
Jeffrey L. Richmond7	--	--
William B. Sansom8	17,057	--
Daniel K. Frierson9	4,948	--
Glen E. Tellock	3,347	--
William D. Gehl	283	--
Ronald F. Green10	10,668	--
Phillip E. Casey	4,149	--
James B. Baker	--	--
All directors and executive officers as a group11	3,050,528	13.5%

5% Stockholders
Neuberger Berman LLC12	2,268,060	10.1%
Lynne W. Brock13	1,615,307	7.2%
Artisan Partners LP14	1,971,900	8.7%
Blackrock, Inc.15	1,527,684	6.8%
Royce & Associates, LLC16	1,264,333	5.6%

 1 Except as otherwise noted, the address of each beneficial owner listed in the table is c/o Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.

2 The amounts of the Company’s Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities.  The beneficial owner has both voting and dispositive power over the shares of Common Stock, unless otherwise indicated.  As indicated, certain of the shares included are beneficially owned by the holders by virtue of their ownership of rights to acquire such shares pursuant to options to purchase Common Stock, deferred stock rights and restricted stock units.  Unless indicated in the table, the number of shares included in the table as beneficially owned by a director or nominee does not exceed one percent of the Common Stock of the Company outstanding on February 16, 2010.

3 Dr. Brock is the president and chief executive officer of the company.    The shares beneficially owned by Dr. Brock include 48,475 shares held in a residuary trust over which shares Dr. Brock has control as trustee.  Also includes 71,757 stock options to purchase shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 16, 2010, and 36,000 restricted stock units that convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.

4 Mr. Hall is the principal financial officer of the Company.  The shares beneficially owned by Mr. Hall include 4,000 restricted stock units that convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.

5 Mr. Smith is the group vice president of the Company’s Asphalt segment.  The shares beneficially owned by Mr. Smith include 82,030 stock options to purchase shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 16, 2010, and 12,400 restricted stock units that convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.  Beneficially owned shares also include 171,056 shares held in a revocable living trust over which Mr. Smith is trustee.

6 Mr. Campbell is the Group Vice President of the Mobile Asphalt Paving and Underground segments of the Company.  The shares beneficially owned by Mr. Campbell include 12,000 stock options to purchase shares of Common Stock that are either currently exercisable or will become exercisable within 60 days after February 16, 2010.

7 Mr. Richmond is the President of Roadtec, Inc.
8 Includes 13,484 stock options to purchase shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 16, 2010.

9 Includes 1,287 stock options to purchase shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 16, 2010.  Also includes 661 deferred stock rights, each of which represents the right to receive one share of Common Stock within 30 days of termination of service as a director.

10 Includes 2,063 stock options to purchase shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 16, 2010.

 11 Includes 254,070 shares that the directors and executive officers have the right to acquire pursuant to currently exercisable options or options exercisable within 60 days after February 16, 2010 under the Company’s stock option plans.  Such shares are issuable upon exercise of such options and are assumed to be outstanding for purposes of determining the percent of shares owned by the group.  Also includes 3,081 shares of Common Stock held in the Company’s 401(k) Plan, 661 deferred rights to shares of Common Stock and 54,900 restricted stock units which convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.

12 The number of shares reported and the information included in this footnote were derived from an amended Schedule 13G filed with the SEC on February 17, 2010 jointly by Neuberger Berman Group LLC, Neuberger Berman, LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds.  According to the Schedule 13G, (i) Neuberger Berman Group LLC. beneficially owns 2,268,060 shares, with shared dispositive power over all such shares, and shared voting power over 1,910,782 shares; (ii) Neuberger Berman, LLC beneficially owns 2,268,060 shares, with shared dispositive power over all such shares and shared voting power over 1,910,782 shares, (iii) Neuberger Berman Management LLC beneficially owns 1,909,522 shares, with shared voting and dispositive power over all such shares, and (iv) Neuberger Berman Equity Funds beneficially owns 1,899,622 shares, with shared voting and dispositive power over all such shares. The address for Neuberger Berman LLC is 605 Third Avenue, New York, New York 10158-3698.

13 The information shown is derived from account statements of Lynne W. Brock, which were provided as of February 16, 2010 by her investment broker at Stifel, Nicolaus & Company, Inc.  The address for Ms. Brock is 6454 Solitude Drive, Chattanooga, Tennessee 37416.

14 The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed with the SEC on February 11, 2010 jointly by Artisan Partners Holdings LP, Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler, Carlene M. Ziegler and Artisan Funds, Inc. According to the Schedule 13G, (i) Artisan Partners Holdings LP, Artisan Investment Corporation, ZFIC, Inc., Andrew A. Ziegler and Carlene M. Ziegler each beneficially owns 1,971,900 shares, with shared dispositive power over all such shares and shared voting power over 1,812,300 shares; (ii) Artisan Partners Limited Partnership and Artisan Investments GP LLC each beneficially owns 1,939,800 shares, with shared dispositive power over all such shares and shared voting power over 1,780,200 shares; and (iii) Artisan Funds, Inc. owns 1,130,900 shares, with shared dispositive and voting power over all such shares.  The address for Artisan Partners LP and each of the other filings persons is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

15 The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc.  According to the Schedule 13G, BlackRock, Inc. owns 1,527,684 shares with sole dispositive and voting powers over such shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY  10022.

16 The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed with the SEC on January 22, 2010 by Royce & Associates, LLC.  According to the Schedule 13G, Royce & Associates owns 1,264,333 shares with sole dispositive and voting powers over such shares. The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own beneficially more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission, and to furnish the Company with copies of all Section 16(a) forms they file.  In addition, Item 405 of Regulation S-K requires the Company to identify in this Proxy Statement any person that may have failed to file a Section 16(a) form in a timely manner.  Based solely upon information provided to the Company by each such person, the Company believes that its directors, executive officers and greater than 10% shareholders complied during fiscal 2009 with all applicable Section 16(a) filing requirements, except that each of our non-employee directors (Messrs. Casey, Frierson, Gehl, Green, Hill, Sansom and Tellock) who received Common Stock or deferred stock awards on April 27, 2009 in payment of their second quarter retainer reported this acquisition on a Form 4 that was filed late on July 27, 2009.

AUDIT MATTERS

Ernst & Young LLP served as the Company’s independent registered public accounting firm from June 15, 2006 until December 31, 2009.  Ernst & Young LLP is serving as the independent registered public accounting firm for the Company for the current calendar year.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following tables present fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2009 and 2008, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2009	2008
Audit Fees1	$1,644,000	$1,575,000
Audit-Related Fees2	89,400	99,700
Tax Fees3	109,344	99,125
All Other Fees	1,995	2,325
Total:	$1,844,739	$1,776,150

1  Audit Fees consisted of professional services performed for the audit of the Company’s annual financial statements and the required review of financial statements included in the Company’s Form 10-Q filings, as well as fees for subsidiary audits.

2 Audit-Related Fees consisted of audits of financial statements of employee benefit plans and accounting assistance.

3 Tax Fees consisted of fees for tax compliance and tax consulting services.

4 Other fees include a subscription to Ernst & Young Online, a website useful in researching accounting guidance.

Audit Fee Approval

The percentage of fees paid to Ernst & Young LLP for audit fees, audit-related fees, tax fees and all other fees that were approved by the Company’s Audit Committee was 100% in fiscal 2009 and fiscal 2008.

Audit Committee Pre-Approval Policy

Since October 24, 2002, the Company’s Audit Committee has approved all fees for audit and non-audit services of the Company’s independent registered public accounting firm prior to engagement.  It is the policy of the Audit Committee, as set forth in the Audit Committee Charter, to pre-approve, to the extent required by applicable law, all audit and non-audit services provided to the Company by its independent registered public accounting firm. In accordance with applicable law, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant the required pre-approvals, provided that the decisions of any member(s) to whom such authority is delegated to pre-approve an activity shall be presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee has delegated to each of its members the authority to grant the required pre-approvals for any engagement that does not exceed twenty-five thousand dollars ($25,000).

Audit Committee Review

The Company’s Audit Committee has reviewed the services rendered and the fees billed by Ernst & Young LLP for the fiscal year ended December 31, 2009.  The Audit Committee has determined that the services rendered and the fees billed last year that were not related to the audit of the Company’s financial statements are compatible with the independence of Ernst & Young LLP as the Company’s independent registered public accounting firm.

SOLICITATION OF PROXIES

The costs of soliciting proxy appointments will be paid by the Company.  The Company’s directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, internet or otherwise, but they will not receive additional compensation for their services.  The Company may request brokers holding stock in their names, or the names of nominees, to forward proxy soliciting material to the beneficial owners of such stock and will reimburse such brokers for their reasonable expenses.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The delivery rules regarding proxy statements and annual reports may be satisfied by delivering a single copy of a proxy statement and annual report or notice of availability of these materials to an address shared by two or more shareholders. This method of delivery is referred to as “householding.” Currently, the Company is not householding for registered shareholders, but brokers, dealers, banks or other entities which hold Common Stock in “street name” for beneficial owners of Common Stock and which distribute proxy statements and annual reports or notice of availability of these materials they receive to beneficial owners may be householding. Such brokers, dealers, banks or other entities may deliver only one proxy statement and annual report or notice of availability to certain multiple shareholders who share an address, unless the Company or such other distributor has received contrary instructions from one or more of those shareholders. The Company undertakes to deliver promptly upon request a separate copy of the proxy statement and/or annual report or notice of availability of these materials to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold shares of Common Stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report or notice of availability either now or in the future, please send a written request to the Corporate Secretary, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421. Shareholders who hold Common Stock through a broker, dealer, bank or other entity, who share an address and are receiving multiple copies of annual reports or proxy statements or notices of availability and who prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement, annual report and/or or notice of availability, as requested, by contacting such broker, dealer, bank or other entity.

Our annual report and proxy will also be available on the web prior to our annual meeting.  Once posted, you will be able to access, view and download this year’s Annual Report and Proxy Statement on the web at www.proxyvote.com.

OTHER MATTERS

Management does not know of any other matters to be brought before the meeting other than those referred to above.  If any matters which are not specifically set forth in the form of proxy appointment and this Proxy Statement properly come before the meeting, the persons appointed as proxies will vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Proposals of shareholders of the Company, made pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, intended to be presented for consideration at the 2011 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 9, 2010 in order to be included in the Company’s Proxy Statement and Form of Proxy Appointment relating to the 2011 Annual Meeting of Shareholders.

Any other matter proposed by shareholders to be discussed at the 2011 Annual Meeting of Shareholders may be so discussed if (i) the proposal is received by the Company on or before January 23, 2011 and (ii) the Company in its sole discretion and in accordance with applicable law, approves discussion of the matter at the 2011 Annual Meeting of Shareholders.  Any shareholder proposal not received prior to January 23, 2011 will be considered untimely and, if such proposal is nonetheless presented at the 2011 Annual Meeting of Shareholders, then the proxy holders will be able to vote your shares on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

INFORMATION INCORPORATED BY REFERENCE

The Company’s financial statements and other financial information for the fiscal year ended December 31, 2009, may be found in the Company’s 2009 Annual Report, which has been made available to all shareholders. The 2009 Annual Report does not form any part of the material for the solicitation of proxies.

ANY SHAREHOLDER WHO HAS NOT RECEIVED A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES AS FILED WITH THE SEC SHALL BE FURNISHED A COPY WITHOUT CHARGE UPON WRITTEN REQUEST. PLEASE DIRECT YOUR WRITTEN REQUEST TO THE CORPORATE SECRETARY, ASTEC INDUSTRIES, INC. AT 1725 SHEPHERD ROAD, CHATTANOOGA, TENNESSEE 37421.

APPENDIX A

CHARTER OF THE
AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS OF
ASTEC INDUSTRIES, INC.
As Amended and Restated on
March 11, 2004
(Initially Adopted March 14, 2000)

I.           INTRODUCTION AND PURPOSE

There shall be a committee of the Board of Directors of Astec Industries, Inc. (the "Corporation") known as the Audit Committee (the "Committee"). The Committee is appointed by the Board of Directors to assist the Board in overseeing the accounting and financial reporting process of the Corporation and the audits of the Corporation’s financial statements.  The Committee's primary objectives are to:

•	Serve as an independent party to assist the Board of Directors in overseeing the Corporation's financial reporting process and systems of internal controls regarding finance and accounting.

•	Appoint and oversee the Corporation's independent auditors.

•	Receive and address complaints relating to accounting, internal accounting controls and auditing matters.

•	Provide an open avenue of communication among the independent auditors, financial and senior management, and the Board of Directors.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as all books, records and personnel in the organization.  The Committee has the ability to retain, at the Corporation’s expense, outside legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.  Furthermore, the Corporation must provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, (ii) compensation to any advisors employed by the Committee and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate to carry out its duties.  The independent auditors shall report directly to the Committee and are ultimately accountable to the Committee and the Board of Directors.

The Committee’s job is one of oversight and it recognizes that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the independent auditors are responsible for auditing those financial statements.  Additionally, the Committee recognizes that financial management, as well as the independent auditors, have more time and more detailed information about the Corporation than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the independent auditors’ work.

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II.	COMPOSITION

The Committee shall be comprised of three or more independent directors meeting the requirements of the Nasdaq National Market (“Nasdaq”) listing standards and the rules of the Securities and Exchange Commission (the “SEC”).  In addition, no member of the Committee may, other than in his or her capacity as a member of the Committee, the Board of Directors or any other Board committee, accept directly or indirectly any consulting, advisory or other compensatory fee from the Corporation or any subsidiary, nor may any member of the Committee be an affiliated person of the Corporation or any subsidiary.  Furthermore, each member of the Committee must not have participated in the preparation of the financial statements of the Corporation or any current subsidiary of the Corporation at any time during the three years prior to appointment on the Committee.

All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member must have past employment experience in finance or accounting, a professional certification in accounting, or any other comparable experience or background, as required by the Nasdaq listing standards.  In addition, the Committee shall have at least one member who is an “audit committee financial expert” as defined by the rules of the SEC.

The Board of Directors on the recommendation of the Nominating Committee shall appoint the members of the Committee.  Unless a Chairperson is designated by the full Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership.  The Board of Directors may, at any time, remove one or more directors as members of the Committee.

III.	MEETINGS

The Committee shall meet at least three times per year, but may meet more frequently as circumstances dictate.  The Committee shall periodically meet privately in executive session with management and the independent auditors to discuss any matters that the Committee or each of these groups believes should be discussed.  In addition, the Committee, or at least its Chairperson, should communicate quarterly with the independent auditors and management to review the Corporation’s financial statements and significant findings based upon the independent auditors’ limited review procedures.

IV.	AUTHORITY AND RESPONSIBILITIES

The Committee shall discharge its responsibilities, in addition to those responsibilities enumerated below, as it deems prudent.  The Committee shall:

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Directly appoint, retain, compensate, evaluate and oversee the Corporation’s independent auditors.  The Committee shall ensure the regular rotation of the lead audit partner of the independent auditors and establish clear hiring policies for current or former employees of the independent auditors.

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Receive from the independent auditors a formal written statement delineating all relationships between the auditor and the Corporation, consistent with Independence Standards Board Standard 1.  The Committee shall engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.  Furthermore, the Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditors.

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Annually obtain and review a report from the independent auditors, which shall be delivered prior to and within 90 days of the filing of the audit report with the SEC, which sets forth (a) all critical accounting policies and practices of the Corporation, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Corporation, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (c) other material written communications between the independent auditors and management, including differences of opinion, if any, between the independent auditors and management.

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Oversee the resolution of any disagreements between management and the independent auditors regarding financial reporting, and consult privately with the independent auditors about those matters required to be discussed by Statement on Auditing Standards No. 61.

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Pre-approve, to the extent required by applicable law, all audit and non-audit engagements and the related fees and terms with the independent auditors.  In accordance with applicable law, the Committee may delegate this pre-approval authority to one or more designated members of the Committee; provided, that any such decision made pursuant to the foregoing delegation of authority shall be presented to the Committee at its next regularly scheduled meeting.  The Committee shall disclose its pre-approval policies and procedures for any audit and non-audit services. Furthermore, the Committee's approval of any non-audit service by the independent auditor shall be disclosed in the Corporation’s periodic reports.

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Review, or the Chairperson of the Committee shall review, with management and the independent auditors the Corporation’s unaudited quarterly financial statements prior to their filing or distribution.  The Committee shall discuss with management and the independent auditors the audited financial statements and make a recommendation to management as to whether such audited financial statements should be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year to be filed with the SEC.

•	Annually prepare a report to stockholders as required by the Corporation for inclusion in the Corporation’s proxy statement for its annual meeting of stockholders.

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Consider in consultation with management, the independent auditors, and the internal auditors, the integrity of the Corporation’s financial reporting processes and review and assess the adequacy of internal accounting procedures and controls.

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Discuss with management all significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation’s ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls.

•	Review and approve any related party transactions (as defined by the Nasdaq listing standards) involving the Corporation.

•	When appropriate, form and delegate authority to subcommittees or individual members of the Committee.

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Establish and maintain procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

•	At least annually, review and reassess the adequacy of this Charter and evaluate the performance of the Committee and report the results thereof to the Board of Directors.

•	Perform any other activities consistent with this Charter, the Corporation’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

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Neither the scope of this Charter, the detail of activities contained herein nor the service of a Board member on the Committee shall operate to expand or enhance the degree of care or diminish any protections or limitation of liability otherwise applicable to the duties of a member of the Board of Directors under Tennessee law.  Consistent with the  Tennessee General Corporation Act, each member of the Committee shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

V.	QUALIFIED LEGAL COMPLIANCE COMMITTEE

The Committee shall also serve as the Company's Qualified Legal Compliance Committee in accordance with the Qualified Legal Compliance Committee Charter.

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